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                                                                       EXHIBIT 1


                       AMENDMENT NO. 2 TO RIGHTS AGREEMENT

            AMENDMENT, dated as of September 10, 1998, to the Rights Agreement, dated as of March 14, 1997, and amended as of June 4, 1998, (the "Rights Agreement"), between Advanta Corp. (the "Company") and ChaseMellon Shareholder Services, L.L.C. as Rights Agent (the "Rights Agent").

            The Company and the Rights Agent have heretofore executed and entered into the Rights Agreement, as amended. Pursuant to Section 26 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with the provisions of
Section 26 thereof. All acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

            In consideration of the foregoing and the mutual agreements set forth herein, the parties have hereto agreed as follows:

            1. Section 27(a)(i) of the Rights Agreement is hereby amended to read in its entirety as follows:

                  (a) (i) The Company may, at its option, at any time after the Stock Acquisition Date, upon resolution by the Board of Directors of the Company, exchange all or part of the then outstanding and exercisable Rights (which shall not include Rights that have become void pursuant to the provisions of Section 7(e) hereof) for Common Stock at an exchange ratio of one share of Class A Common Stock per Class A Right and one share of Class B Common Stock per Class B Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date of this Agreement (such exchange ratio being hereinafter referred to as the "Section 27(a) Exchange Ratio").

            2. This Amendment to the Rights Agreement shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts made and to be performed entirely within such state.

            3. This Amendment to the Rights Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Terms not defined herein shall, unless the context otherwise requires, have the meanings assigned to such terms in the Rights Agreement.

            4. In all respects not inconsistent with the terms and provisions of this Amendment to the Rights Agreement, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment, the Rights Agent shall
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be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

            5. If any term, provision, covenant or restriction of this Amendment to the Rights Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment to the Rights Agreement, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.


Attest:                             ADVANTA CORP.

By: /s/ Liane Cohen                 By: /s/ Elizabeth H. Mai
    ---------------------------         ---------------------------
    Name: Liane Cohen                   Name: Elizabeth H. Mai
    Title: Assistant Secretary          Title: Senior Vice President


Attest:                             CHASEMELLON SHAREHOLDER
                                    SERVICES, L.L.C.


By: /s/ Barry A. Shapiro            By: /s/ Nathan L. Hill
    ---------------------------         ---------------------------
    Name: Barry A. Shapiro              Name: Nathan L. Hill
    Title: Vice President               Title: Assistant Vice President